Exhibit 10.1

THIRD AMENDMENT TO LICENSE AGREEMENT

This THIRD AMENDMENT TO LICENSE AGREEMENT ("Amendment") is made and entered into as of the 23rd day of May, 2011, by and between FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company ("Licensor"), and GROUPON INC., a Delaware corporation ("Licensee").

W I T N E S S E T H:

WHEREAS, Licensor and Licensee are parties to that certain License Agreement dated November 24, 2010 (the "Original License"), as amended by First Amendment to License Agreement dated January 7,  2011 (the “First Amendment”), and as further amended by Second Amendment to License Agreement dated February 15,  2011 (the “Second Amendment”) (said Original License, as amended by the First Amendment and the Second Amendment, as amended hereby and as further amended from time to time, the "License Agreement"), which License Agreement covers space (the "Premises") containing an aggregate of 196,189 square feet of rentable area in the aggregate (consisting of the entireties of floors 4, 7, 23, 24 and 25, and a portion of floors 3 and 26) in the building (the “Building”) known as 303 East Wacker Drive, Chicago, Illinois, for a term scheduled to expire on May 31, 2012.

WHEREAS, Licensor and Licensee desire to amend the License Agreement (i) to extend the initial term of the License Agreement through July 31, 2012, and (ii) to add additional space on the 8th floor of the Building to the “Premises” being licensed thereunder, and (iii) for other matters, all as hereinafter set forth, and all subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, Licensor and Licensee hereby agree as follows:

1.      Recitals; Defined Terms. The foregoing recitals are hereby incorporated in this Amendment by reference All capitalized terms used but not otherwise defined herein shall have the same meanings as in the License Agreement. As used in this Amendment, the following terms shall have the respective meanings indicated below:

(a)      “Additional Premises” shall mean that certain space on the 8th floor in the Building, stipulated to contain 29,852 square feet of rentable area, shown on Exhibit A attached hereto and made a part hereof. Without limitation of the foregoing, it is acknowledged that, from and after the “Additional Premises Commencement Date” hereunder, the overall “Premises” being licensed under the License Agreement shall consist of the entireties of floors 4, 7, 8, 23, 24 and 25, and a portion of floors 3 and 26, at the Building, stipulated to contain 226,041 square feet of rentable area in the aggregate.

(b)      “Additional Premises Commencement Date”, as it relates the Additional Premises described in Section 1(a) above, shall mean the “Turnover Date” for such Additional Premises.

(c)      “Original Premises” shall mean the “Premises” on the entirety of the 4th, 7th, 23rd, 24th and 25th floors, and a portion of the 3rd and 26th floors, at the Building, being licensed under the License Agreement immediately prior to the date hereof, as described in the opening Recital paragraph above, stipulated to contain 196,189 square feet of rentable area.

(d)      “Turnover Date”, as it relates to the Additional Premises described in Section 1(a) above, shall mean the date when Licensor delivers possession of such Additional Premises to Licensee in the condition for turnover of the Additional Premises required under Section 7 hereof.

2.      Extension of Term. The expiration date of the term of the License Agreement, which is currently set forth in the License Agreement as May 31, 2012, is hereby extended to July 31, 2012. Except as otherwise set forth herein, the extension of the term being effectuated hereby shall be on the same terms and conditions as set forth in the License Agreement relative to the License Agreement term therein provided.

3.      Additional Premises. Effective as of the Additional Premises Commencement Date for the Additional Premises and for a term expiring concurrently with the end of the term of the License Agreement for the remainder of the Premises (as extended hereby):

(a)      the “Premises” licensed under the License Agreement shall include the Additional Premises; and

(b)      the rentable area of the Premises under the License Agreement shall be increased by the rentable area of the Additional Premises (thereby resulting, as of the Additional Premises Commencement Date, in an overall rentable area of the Premises equal to 226,041 square feet.

From and after the Additional Premises Commencement Date for the Additional Premises and through the end of the term of the License Agreement (as extended hereby), all provisions of the License Agreement (as amended hereby) shall be in full force and effect with respect to, and shall govern Licensee’s possession of, the Additional Premises.

4.      Intentionally Omitted.

5.      Intentionally Omitted.

6.      License Fees. License Fees for the overall Premises from time to time under the License Agreement shall continue to be payable in an amount equal to $27.00 per rentable square foot per annum. The foregoing License Fees shall continue to be payable with respect to the Original Premises for all periods from and after the date hereof, in accordance with the terms and conditions otherwise set forth in the License Agreement and continuing through the expiration date of the License Agreement (as extended hereby). The foregoing License Fees payable with respect to the Additional Premises shall be payable from and after the Additional Premises Commencement Date for the Additional Premises and through the expiration date of the License Agreement (as extended hereby). The License Fees due and owing from time to time under the License Agreement (as amended hereby) shall be payable in monthly installments, in advance, on the first day of each calendar month during the term, all in accordance with such terms and provisions as otherwise set forth in the License Agreement relative to the payment of License Fees thereunder. Without limitation of the foregoing, it is acknowledged that the monthly License Fees due and owing for the overall Premises under the License Agreement, for the period from and after the Additional Premises Commencement Date hereunder and for the balance of the term of the License Agreement (as extended hereby), and without taking into account (a) the License Fees Credit Amount referred to in Section 5 of the First Amendment, or (b) the “Additional Premises License Fees Credit Amount” or any other abatement periods expressly provided in the Third Amendment, shall be equal to $508,592.25 per month (i.e., based on an annual amount of $6,103,107.00, calculated based on $27.00 per rentable square foot multiplied by an aggregate of 226,041 square feet of rentable area of the Premises). The License Fees described in this Section 6 shall be in addition to all other charges payable by Licensee from time to time under the License Agreement.

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7.      Licensor’s Work; Turnover; As-Is; Existing Furniture Items. It is acknowledged that Licensor shall be performing, or causing to be performed, at Licensor’s expense, certain work (the "Licensor's Work") at the Additional Premises as more particularly described in Exhibit B attached hereto (and as set forth in any detailed plans, specifications and working drawings developed by Licensor from time to time therefor), all subject, in any event, to the terms of this Section 7. The plans for the Licensor’s Work, existing as of the date hereof, are also attached hereto as part of Exhibit B. Unless otherwise specified in Exhibit B, it is acknowledged and agreed that the Licensor’s Work shall include Building standard finishes. Licensor shall use commercially reasonable efforts and proceed diligently (which need not require overtime work), to deliver possession to Licensee the Additional Premises, with all Licensor's Work being "substantially completed" (as hereinafter defined) therein, on or before July 1, 2011 (such date contemplated as the turnover date for the Additional Premises described in this sentence, the "Projected Turnover Date" for such space), or as soon thereafter as reasonably practicable. The date Licensor so tenders possession of the Additional Premises to Licensee, in the condition required by the preceding sentence, is herein referred to as the "Turnover Date" for the Additional Premises. If the Turnover Date for the Additional Premises does not occur on or before the respective Projected Turnover Date for such space, for any reason, then Licensor shall not be liable or responsible for any claims, damages, or liabilities in connection therewith or by reason thereof, and such failure should not effect the validity of this Amendment or of the License Agreement or otherwise affect the obligations of Licensee under this Amendment or the License Agreement; provided, however, in such event, (i) Licensor shall use commercially reasonable diligent efforts (which may require overtime work) to substantially complete the Licensor's Work within the Additional Premises and thereupon deliver possession of the Additional Premises to Licensee as soon thereafter as reasonably practicable, and (ii) the Additional Premises Commencement Date for the Additional Premises shall be deferred until the Turnover Date for the Additional Premises hereunder (or such earlier date, if applicable, when Licensee has occupied the Additional Premises for the conduct of any business operations therefrom). In the event the Additional Premises Commencement Date for the Additional Premises is deferred pursuant to this Section 7 beyond the Projected Turnover Date therefor, License Fees relative to the Additional Premises under this Amendment shall not commence until said revised Additional Premises Commencement Date; provided that the expiration date of the term of the License Agreement (as extended by this Amendment) shall not be extended or modified on account thereof, and shall remain “July 31, 2012” for all purposes hereof. Without limitation of the foregoing, in the event the Turnover Date is delayed beyond August 1, 2011 (the “Outside Projected Turnover Date”) for any reason within Licensor’s reasonable control and not as a result of a holding over by the existing occupant then, in addition to the rights and obligations of the parties set forth above in this Section 7, it is further agreed that, commencing with the Additional Premises Commencement Date (as the same has been deferred pursuant to subclause (ii) above in this Section 7), Licensee shall be entitled to an abatement of one (1) day of License Fees attributable to the Additional Premises for each day occurring after the Outside Projected Turnover Date and through the actual Turnover Date hereunder. For purposes hereof, the term "substantially completed", "substantially complete", "substantial completion", or words of similar import, shall mean completion of the Licensor's Work within the Additional Premises, except for minor and insubstantial details of construction, detail or mechanical adjustments which remain to be done to the extent that such remaining incomplete items would not materially interfere with the use of the Additional Premises for an office. In the event of any dispute as to whether the Licensor's Work is substantially complete, the decision of Licensor's licensed architect shall be final and binding on the parties.

At Licensee’s request, Licensor shall allow Licensee’s approved contractors to have access to the Additional Premises prior to the Turnover Date for the Additional Premises, in order to allow installation of telephone systems and other fixturing activities (all of which shall be performed in accordance with all terms and provisions of the License Agreement governing alteration work being performed by Licensee from time to time at the Premises), but only so long as such early access will not, in Licensor’s judgment, materially interfere with or delay Licensor’s performance of the Licensor’s Work or otherwise increase the costs in any material respect for such Licensor’s Work. During any such early access under this paragraph, Licensee hereby agrees to fully cooperate with (and to cause its contractors to fully cooperate with) Licensor and Licensor’s contractors with regard to scheduling times for the performance of such fixturing activities by Licensee, and with respect to coordinating the fixturing activities of Licensee’s contractors in the Additional Premises with Licensor's performance of the Licensor’s Work.

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Following the Turnover Date for the Additional Premises in accordance with the terms of this Section 7, Licensor shall proceed diligently to complete the balance (if any) of the Licensor's Work therein within thirty (30) days, subject, however, to delays beyond Licensor’s reasonable control so long as Licensor is diligently pursuing such completion. Licensee hereby acknowledges that, following the Turnover Date for the Additional Premises, Licensor may complete any then unfinished portions of the Licensor's Work in or about the Additional Premises during normal business hours while Licensee is performing work or otherwise conducting its business operations therein, if and only if, in Licensee’s reasonable judgment, such work will not unreasonably affect Licensee’s ability to conduct its business in the Additional Premises. If and to the extent Licensee reasonably determines that any portions of such Licensor’s Work would unreasonably affect Licensee’s ability to conduct its business in the Additional Premises, then such portions of the Licensor’s Work shall be performed after normal business hours at the Building. Licensor and Licensee hereby agree to cooperate with one another with regard to scheduling times for the performance of said balance of the Licensor's Work and coordinating Licensee's activities in the Additional Premises with Licensor's performance of same. During Licensor's completion of the unfinished portions of the Licensor's Work, Licensee and Licensor shall use commercially reasonable efforts to coordinate each such party's respective activities at the Additional Premises so as to minimize interference with the other party's on-going work and other activities.

Except for the Licensor’s Work required to be performed at the Additional Premises, Licensee hereby agrees to accept possession of the Additional Premises in its "as is" condition as of date of this Amendment, ordinary wear and tear excepted (except, however, that all non-affixed furniture, equipment and other personal property of Licensor or of the prior occupant of the Additional Premises shall be removed from the Additional Premises by Licensor or such prior occupant, at no cost to Licensee, on or before the Additional Premises Commencement Date hereunder). Licensee hereby further acknowledges and agrees that (a) Licensor has not made any representation or warranty whatsoever, either express or implied (including, without limitation, any implied warranty of habitability or fitness for a particular purpose), respecting the condition of the Additional Premises, and (b) except for the Licensor’s Work being performed at the Additional Premises, Licensor has not made any promise to alter, remodel or improve the Additional Premises for Licensee's occupancy, nor to give any allowance or other concession to Licensee on account thereof.

8.      Entire Agreement. The entire agreement of the parties with respect to the matters covered hereby is set forth in this Amendment and in the License Agreement as amended hereby.

9.      Counterparts. This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same instrument.

10.      No Offer. Submission of this instrument for examination or negotiation shall not bind Licensor, and no obligation on the part of Licensor shall arise until this instrument is signed and delivered by both Licensor and Licensee; provided, however, the execution and delivery of this instrument by Licensee to Licensor shall constitute an offer by Licensee to enter into the transactions contemplated hereby on the terms and conditions herein contained, which offer may not be revoked for ten (10) business days after such delivery (and then, only if Licensor has not then delivered a fully executed original of this instrument to Licensee).

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11.      Brokers. Licensee represents and warrants to Licensor that Licensee did not deal with any broker or finder in connection with this Amendment other than the following Brokers; CB Richard Ellis, JF McKinney and Hines. Licensor hereby agrees to pay any brokerage commissions payable to said Brokers above relative to this Amendment in accordance with any applicable written agreement between Licensor and such Brokers. Licensee shall indemnify, defend and hold Licensor, its agents and their respective members, officers, directors, partners, employees and agents harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including without limitation court costs and reasonable attorneys' fees and expenses, arising from any claims or demands of any other broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Licensee in connection with this Amendment or with whom Licensee hereafter deals or whom Licensee employs.

12.      Certification and Agreement. Licensee hereby certifies to Licensor as of the date of this Amendment that (i) it is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control; and (ii) it is not engaged in the transaction evidenced by the License Agreement, directly or indirectly on behalf of, or instigating or facilitating the transaction evidenced by the License Agreement, directly or indirectly on behalf of, any such person, group, entity, or nation. LICENSEE hereby agrees to defend, indemnify, and hold harmless LICENSOR, LICENSOR’s members, officers, employees and agents, LICENSOR’s managing agent, any officer, director, stockholder, partner, member, trustee, beneficiary, employee, agent or contractor of LICENSOR’s managing agent, and any MORTGAGEE OF THE BUILDING, FROM AND AGAINST ANY and all claims, damages, losses, risks, liabilities, and expenses (including attorney’s fees and costs) arising from or related to any breach of the certification set forth above in this SECTION 12. The terms and conditions contained in this Section 12 shall be expressly binding upon and shall expressly inure to the benefit of the successors and assigns of the parties hereto.

13.      Lease. Licensor shall have the right, at any time, to convert the License Agreement (as amended hereby) into a lease agreement, whereby Licensee, as tenant, would lease the Premises being licensed under the License Agreement from Licensor, as landlord, for a gross rental equal to the License Fees payable from time to time under the License Agreement (as amended hereby), all in accordance with the same substantive terms and conditions, in all material respects, as otherwise set forth in the License Agreement (as amended hereby). If Licensor so requests the conversion of the License Agreement to a lease, as provided in the preceding sentence, then provided that the terms and conditions of the lease are consistent with the terms of the License Agreement (as amended hereby) in all material respects, the parties shall enter into Licensor’s proposed form of lease used at the Building within thirty (30) days following such request (with such changes thereto as may be reasonably acceptable to the parties so that the form lease contains the same substantive terms, in all material respects, as otherwise set forth in the License Agreement).

14.      License Agreement in Full Force and Effect. Except as herein provided, all the terms and provisions of the License Agreement shall remain in full force and effect, and Paragraph 19 of the Original License shall apply to this Amendment and to the License Agreement as amended hereby.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Amendment is executed by the parties as of the day and year first set forth above.

LICENSEE: GROUPON INC., a Delaware corporation By: /s/ Bradley Downes Name: Bradley Downes Its: VP Finance

LICENSOR:

FSP 303 EAST WACKER DRIVE LLC, a Delaware limited liability company

By:      FSP Property Management LLC, a Massachusetts limited liability company, its asset manager

By: /s/ John F. Donahue

Name: John F. Donahue

Title: Vice President

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EXHIBIT A

ADDITIONAL PREMISES – 8th FLOOR

Wacker Drive
Columbus Drive
800
850
Hines
303 East Wacker Drive
Chicago, Illinois
8th Floor

29,852 square feet of rentable area

Exhibit A

A-1

EXHIBIT B

DESCRIPTION OF LICENSOR’S WORK

8th Floor Additional Premises:

Demolition per the attached plan, repair the ceiling grid and tile in the areas of the demolition, and carpet the entire floor with building standard carpet

[SEE THE FOLLOWING PLANS ATTACHED AS PART OF THIS EXHIBIT B FOR FURTHER DESCRIPTION OF THE LICENSOR’S WORK, AND IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE ABOVE DESCRIPTION OF THE LICENSOR’S WORK AND THE LICENSOR’S WORK SHOWN ON THE ATTACHED PLANS, THE ATTACHED PLANS SHALL GOVERN AND CONTROL]

B-1

= DEMO - also repair ceiling grid & tile in areas of demo.
= CARPET the entire floor.

Exhibit B

B-2